                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression Holdings, Inc. and subsidiary (the "Company") as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 2000, and the results of its operations and its cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
April 28, 2000
(October 24, 2000 as to
Notes 1, 7, 9 and 13)

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,
                                                                 1999         2000
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                              FOR SHARE AND PER SHARE
                                                                     AMOUNTS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................   $  2,927     $  1,403
  Receivables, net of allowance for bad debts of $123 and
    $227 as of March 31, 1999 and 2000, respectively........     22,469       17,267
  Inventories...............................................     10,272        8,727
  Current deferred tax asset................................        426          227
  Other.....................................................        938        1,571
                                                               --------     --------
         Total current assets...............................     37,032       29,195
                                                               --------     --------
Property and equipment:
  Rental equipment..........................................    296,049      349,198
  Other.....................................................     17,122       19,617
  Accumulated depreciation..................................    (17,647)     (38,466)
                                                               --------     --------
         Total property and equipment.......................    295,524      330,349
                                                               --------     --------
Goodwill, net of accumulated amortization of $2,564 and
  $5,202 as of March 31, 1999, and 2000, respectively.......     96,345       99,250
Other assets, net...........................................      8,632        7,570
Long-term deferred tax asset................................        458        3,578
                                                               --------     --------
         Total assets.......................................   $437,991     $469,942
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation...............   $     --     $  3,456
  Current portion of long-term debt.........................        750          750
  Accounts payable..........................................      8,591       10,911
  Accrued expenses..........................................      3,949        6,869
                                                               --------     --------
         Total current liabilities..........................     13,290       21,986
Capital lease obligation....................................         --       10,243
Long-term debt..............................................    343,927      363,036
                                                               --------     --------
         Total liabilities..................................    357,217      395,265
                                                               --------     --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Series A preferred stock, $.01 par value, 5,000,0000
    shares authorized, 1,320,144 and 1,320,128 shares
    issued, 1,320,144 and 1,318,896 shares outstanding at
    March 31, 1999 and 2000, respectively, $50 per share
    liquidation value (which were converted as described in
    note 7).................................................         13           13
  Common stock, $.01 par value, 200,000,000 shares
    authorized, 5,551,318 and 5,550,956 shares issued,
    5,550,353 and 5,539,344 shares outstanding at March 31,
    1999 and 2000, respectively.............................          3            3
  Class A non-voting common stock, $.01 par value, 6,000
    shares authorized, 4,120 shares issued, 4,080 and 3,210
    shares outstanding at March 31, 1999 and 2000,
    respectively (which were converted as described in note
    7)......................................................         --           --
  Additional paid-in capital................................     82,698       82,697
  Retained deficit..........................................     (1,931)      (7,913)
  Treasury stock, 170 and 4,429 shares at cost at March 31,
    1999 and 2000, respectively.............................         (9)        (123)
                                                               --------     --------
         Total stockholders' equity.........................     80,774       74,677
                                                               --------     --------
         Total liabilities and stockholders' equity.........   $437,991     $469,942
                                                               ========     ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  FOR THE PERIOD FROM
                                                   DECEMBER 12, 1997         FOR THE           FOR THE
                                                  (INCEPTION) THROUGH      YEAR ENDED        YEAR ENDED
                                                     MARCH 31, 1998      MARCH 31, 1999    MARCH 31, 2000
                                                  --------------------   ---------------   ---------------
                                                   (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Revenues:
  Rentals.......................................       $    9,060          $   85,599        $   98,295
  Sales.........................................            4,037              43,588            38,000
  Other.........................................               22                 311               154
                                                       ----------          ----------        ----------
          Total revenues........................           13,119             129,498           136,449
                                                       ----------          ----------        ----------
Costs and expenses:
  Rentals, exclusive of depreciation and
     amortization...............................            2,804              31,010            35,352
  Cost of sales, exclusive of depreciation and
     amortization...............................            3,408              36,390            31,943
  Depreciation and amortization.................            1,560              19,314            26,006
  Selling, general and administrative...........            1,305              16,863            16,797
  Interest expense..............................            3,203              29,313            34,327
                                                       ----------          ----------        ----------
          Total costs and expenses..............           12,280             132,890           144,425
                                                       ----------          ----------        ----------
Income (loss) before income taxes...............              839              (3,392)           (7,976)
Income taxes (benefit)..........................              409              (1,031)           (1,994)
                                                       ----------          ----------        ----------
       Net income (loss)........................       $      430          $   (2,361)       $   (5,982)
                                                       ==========          ==========        ==========
Earnings per share:
  Basic.........................................       $     0.18          $    (0.97)       $    (2.42)
                                                       ==========          ==========        ==========
  Diluted.......................................       $     0.18          $    (0.97)       $    (2.42)
                                                       ==========          ==========        ==========
Weighted average shares outstanding (See note
  7):
  Shares of common stock........................        2,413,127           2,446,487         2,476,386
  Dilutive potential shares of common stock.....               --                  --                --
                                                       ----------          ----------        ----------
          Total weighted average shares of
            common stock outstanding............        2,413,127           2,446,487         2,476,386
                                                       ==========          ==========        ==========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998 AND
              FOR THE PERIOD APRIL 1, 1998 THROUGH MARCH 31, 2000

                                                                  ADDITIONAL   RETAINED
                                             COMMON   PREFERRED    PAID-IN     EARNINGS    TREASURY
                                             STOCK      STOCK      CAPITAL     (DEFICIT)    STOCK      TOTAL
                                             ------   ---------   ----------   ---------   --------   -------
                                                  (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Balance, December 12, 1997 (Inception)
  Common stock issuance (2,413,127 shares,
    at $.01 per share par value)...........   $ 3        $         $16,247      $    --     $  --     $16,250
  Series A Preferred stock issuance
    (1,300,000 shares, at $.01 per share
    par value).............................    --         13        64,987           --        --      65,000
  Net income for period from December 12,
    1997 (inception) through March 31,
    1998...................................    --         --            --          430        --         430
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 1998....................   $ 3        $13       $81,234      $   430     $  --     $81,680
  Common stock issuance (68,048 shares, at
    $.01 per share par value)..............    --         --           458           --        --         458
  Series A Preferred stock issuance (20,144
    shares, at $.01 per share par value)...    --         --         1,006           --        --       1,006
  Treasury stock purchase (4,970 shares at
    $50 per share).........................    --         --            --           --      (249)       (249)
  Sale of treasury stock (4,800 shares at
    $50 per share).........................    --         --            --           --       240         240
  Net loss for the year ended March 31,
    1999...................................    --         --            --       (2,361)       --      (2,361)
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 1999....................   $ 3        $13       $82,698      $(1,931)    $  (9)    $80,774
  Common stock cancellation (30 shares, at
    $.01 per share par value)..............    --         --            --           --        --          --
  Series A Preferred stock cancellation (16
    shares, at $.01 per share par value)...    --         --            (1)          --        --          (1)
  Treasury stock purchase (5,630 shares at
    $50 per share).........................    --         --            --           --      (144)       (144)
  Sale of treasury stock (1,371 shares at
    $50 per share).........................    --         --            --           --        30          30
  Net loss for the year ended March 31,
    2000...................................    --         --            --       (5,982)       --      (5,982)
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 2000....................   $ 3        $13       $82,697      $(7,913)    $(123)    $74,677
                                              ===        ===       =======      =======     =====     =======

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE
                                                            PERIOD FROM
                                                         DECEMBER 12, 1997
                                                            (INCEPTION)         FOR THE          FOR THE
                                                              THROUGH          YEAR ENDED       YEAR ENDED
                                                          MARCH 31, 1998     MARCH 31, 1999   MARCH 31, 2000
                                                         -----------------   --------------   --------------
                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)....................................      $     430          $ (2,361)        $ (5,982)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization......................          1,560            19,314           26,006
    Gain on asset sales................................            (13)             (192)            (124)
    Deferred income taxes..............................            339            (1,223)          (2,921)
    Amortization of debt issuance costs................            121             1,162            1,162
    (Increase) Decrease in receivables.................         (1,263)          (10,807)           5,202
    (Increase) Decrease in inventories.................           (223)           (2,594)           1,545
    (Increase) Decrease in other current assets........         (2,951)            2,183             (633)
    Increase (Decrease) in accounts payable............         (1,472)            2,537            2,320
    Increase (Decrease) in accrued expenses............            587            (3,569)             411
    Deferred interest on notes payable.................          1,880            18,316           20,258
    (Increase) Decrease in non-current assets..........             --                27             (100)
                                                             ---------          --------         --------
         Net cash provided by (used in) operating
           activities..................................         (1,005)           22,793           47,144
                                                             ---------          --------         --------
Cash flows from investing activities:
  Proceeds from asset sales............................            765             8,038            4,442
  Additions to property and equipment..................         (2,038)          (68,081)         (60,002)
  Acquisition of Tidewater Compression Service, Inc....       (351,872)               --               --
  Other acquisitions...................................             --            (2,953)          (5,543)
                                                             ---------          --------         --------
         Net cash used in investing activities.........       (353,145)          (62,996)         (61,103)
                                                             ---------          --------         --------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving line of
    credit.............................................        285,018            40,249             (400)
  Repayments of long-term debt.........................            (36)             (750)            (750)
  Common stock issuance................................         16,200               252               --
  Preferred stock issuance (cancellation)..............         64,800             1,006               (1)
  Debt issuance costs..................................         (9,450)               --               --
  Net proceeds from sale-leaseback of vehicles.........             --                --            3,119
  Net proceeds from financing lease....................             --                --           10,581
  Purchase of treasury stock...........................             --              (249)            (144)
  Sale of treasury stock...............................             --               240               30
                                                             ---------          --------         --------
         Net cash provided by financing activities.....        356,532            40,748           12,435
                                                             ---------          --------         --------
Net increase (decrease) in cash and cash equivalents...          2,382               545           (1,524)
                                                             ---------          --------         --------
  Cash and cash equivalents at beginning of period.....             --             2,382            2,927
                                                             ---------          --------         --------
  Cash and cash equivalents at end of period...........      $   2,382          $  2,927         $  1,403
                                                             =========          ========         ========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................      $   1,202          $  9,653         $ 10,471
                                                             =========          ========         ========
  Cash paid for income taxes...........................      $      --          $    697         $    772
                                                             =========          ========         ========
Supplemental schedule of non-cash investing and
  financing activities:
  Class A non-voting common stock (4,120 shares, given
    to employees.......................................      $      --          $    206         $     --
                                                             =========          ========         ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PERIOD FROM DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998
                AND FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression Holdings Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). The Company formed an acquisition subsidiary, TW Acquisition Corporation ("Acquisition Corp.") which acquired 100% of the voting securities of TCS (the "Acquisition"). See Note 2. Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. ("Universal"). The Company is a holding company which conducts its operations through its wholly owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

  Nature of Operations

     The Company operates one of the largest rental fleets of natural gas compressors in the United States and provides related maintenance services on such compressors. The compressors are rented to oil and gas producers and processors and pipeline companies and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, gas-processing plants or into and through high-pressure pipelines. The Company also designs and fabricates compressor packages for its own fleet as well as for sale to customers.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, Universal. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to several years. Parts and service revenue is recorded as products are delivered or services are performed for the customer.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     Compressor fabrication revenue is recognized using the completed-contract method which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 the Company wrote off bad debts totaling $80,000, $330,000 and $116,000, respectively.

  Inventories

     Inventories are recorded at the lower of cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment...................................     15 years
Other properties and equipment..........................   2-25 years

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that benefit future periods are capitalized and depreciated over the estimated period of benefits, generally three years. Depreciation expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was $1,366,226, $16,942,554 and
$23,368,262, respectively.

  Goodwill and Other Assets

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred. Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $8,287,000 and $7,125,000 at March 31, 1999 and 2000, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method.

  Stock-Based Compensation

     Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company elected to measure compensation cost using the intrinsic value-based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

Employees." As such, the Company is required to make pro forma disclosures of net income and, if presented, earnings per share as if the fair value based method of accounting defined by SFAS No. 123 had been applied. See Note 7.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

  Foreign Currency Transactions

     Activities outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 were not significant.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair values of the Company's term loan and revolving credit facility (see Note 4) are representative of their carrying values based upon variable rate terms. The fair value of the senior discount notes was approximately $172.0 million and $181.6 million, as compared to a carrying amount of $195.2 million and $215.5 million at March 31, 1999 and 2000, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2000 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. The Company is currently determining the impact of SFAS 133 on its consolidated results of operations and financial position. This statement should have no impact on consolidated cash flows.

  Earnings per Share

     The Company has disclosed earnings per share data; however, such amounts are not meaningful because the Company is beneficially owned by a single stockholder under the terms of voting agreements.

2. TCS ACQUISITION

     On February 20, 1998, Acquisition Corp. acquired 100% of the voting securities of TCS for approximately $350 million. The Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

     The following table presents the unaudited pro forma revenue, gross profit and net income amounts as if the Acquisition occurred on December 12, 1997 (inception) (in thousands):

                                                          PERIOD FROM
                                                       DECEMBER 12, 1997
                                                      (INCEPTION) THROUGH
                                                        MARCH 31, 1998
                                                      -------------------
                                                          (UNAUDITED)
Revenues............................................        $32,630
                                                            -------
Gross profit........................................        $15,992
                                                            -------
Net loss............................................        $(1,427)

3. INVENTORIES

     Inventories at March 31 consisted of the following (in thousands):

                                                               1999      2000
                                                              -------   ------
Finished goods..............................................  $ 5,279   $5,551
Work-in-progress............................................    4,993    3,176
                                                              -------   ------
          Total.............................................  $10,272   $8,727
                                                              =======   ======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                1999       2000
                                                              --------   --------
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of Universal..........  $ 74,063   $ 73,313
Revolving credit facility, bearing interest of LIBOR +
  2.25%, due February 2003 and collateralized by property of
  Universal.................................................    75,400     75,000
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $75,615 and $58,680 at March
  31, 1999 and 2000, respectively, unsecured................   166,885    183,820
Senior discount notes, bearing interest of 11 3/8% per
  annum, due 2009, net of discount of $15,171 and $11,847 at
  March 31, 1999 and 2000, respectively, unsecured..........    28,329     31,653
                                                              --------   --------
          Total debt........................................   344,677    363,786
Less current maturities.....................................       750        750
                                                              --------   --------
          Total long-term debt..............................  $343,927   $363,036
                                                              ========   ========

     The Company's senior secured credit agreement ("Credit Agreement") provides for $75 million under the term loan and $85 million under the revolving credit facility, which includes a sublimit for letters of credit. The available capacity on the revolving credit facility at March 31, 1999 and 2000 was approximately $8,143,000 and $7,701,000, respectively, after giving effect to outstanding letters of credit. The interest rates on the term loan and the revolving credit facility at March 31, 1999 were 7.44% and 7.19%, respectively. The interest rates on the term loan and the revolving credit facility at March 31, 2000 were 8.69% and 8.36%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to Universal paying up to $1 million to the Company in any given fiscal year. In addition, the Company has substantial dividend payment restrictions under the indenture related to the senior discount notes. The Company was in compliance with all such covenants and limitations at March 31, 2000. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Interest related to both the 9 7/8% senior discount notes and the 11 3/8% senior discount notes is payable semi-annually on August 15 and February 15, commencing August 15, 2003.

     Maturities of long-term debt as of March 31, 2000, in thousands, are 2001 -- $750; 2002 -- $750; 2003 -- $82,125; 2004 -- $30,938; 2005 -- $33,750; and
$215,473 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease has a term of 5 years and bears interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company's subsidiary.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     On June 17, 1999, Universal signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by Universal at lease terms ranging from 20 months to 56 months and will continue to be deployed by Universal under its normal operating procedures.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Property and equipment at March 31, 2000 include the following amounts for capitalized leases (in thousands):

Compression equipment......................................  $11,925
Service vehicles...........................................    4,363
                                                             -------
                                                              16,288
Less accumulated depreciation..............................   (2,365)
                                                             -------
          Net assets under capital leases..................  $13,923
                                                             =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2000 are as follows (in thousands):

2001.......................................................  $ 3,456
2002.......................................................    3,302
2003.......................................................    3,171
2004.......................................................    2,774
2005.......................................................      996
Thereafter.................................................
                                                             -------
          Total............................................  $13,699
                                                             =======

6. INCOME TAXES

     For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

     Income tax expense (benefit) for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 consisted of the following (in thousands):

                                                          FOR THE
                                                        PERIOD FROM
                                                     DECEMBER 12, 1997
                                                    (INCEPTION) THROUGH
                                                      MARCH 31, 1998       1999      2000
                                                    -------------------   -------   -------
Current:
  Foreign.........................................         $ 71           $   145   $   889
Deferred:
  Federal.........................................          303            (1,055)   (2,655)
  State...........................................           35              (121)     (228)
                                                           ----           -------   -------
          Total...................................         $409           $(1,031)  $(1,994)
                                                           ====           =======   =======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 is as follows (in thousands):

                                                       FOR THEPERIOD
                                                           FROM
                                                     DECEMBER 12, 1997
                                                    (INCEPTION) THROUGH
                                                      MARCH 31, 1998       1999      2000
                                                    -------------------   -------   -------
Benefit for income taxes at statutory rate........          $294          $(1,187)  $(2,791)
State taxes.......................................            30             (121)     (228)
Foreign taxes.....................................            71              145       889
Non-deductible expenses and other.................            14              132       136
                                                            ----          -------   -------
          Total...................................          $409          $(1,031)  $(1,994)
                                                            ====          =======   =======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                               1999      2000
                                                              -------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $24,235   $35,217
  Other.....................................................      630     1,172
                                                              -------   -------
          Total.............................................   24,865    36,389
Valuation allowance.........................................     (145)     (889)
                                                              -------   -------
          Total.............................................   24,720    35,500
                                                              -------   -------
Deferred tax liabilities:
  Depreciation differences on property and equipment........  (21,905)  (28,319)
  Other.....................................................   (1,931)   (3,376)
                                                              -------   -------
          Total.............................................  (23,836)  (31,695)
                                                              -------   -------
          Net deferred tax asset............................  $   884   $ 3,805
                                                              =======   =======

     A valuation allowance has been established against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     As a result of the activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, the Company has net operating loss ("NOL") carryforwards available to offset future taxable income. The Company has NOL carryforwards of approximately $91,752,000 at March 31, 2000 which will expire, if not utilized, as follows:
2018 -- $4,185,000; 2019 -- $30,939,000 and 2020 -- $56,628,000. Utilization of
the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended, depending on future changes in ownership. See Note 13 for further information.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

7. STOCKHOLDERS' EQUITY

  Common Stock

     During March 1999, under the Employee Stock Purchase Plan, 46 employees of the Company purchased a total of 14,820 shares of common stock and 7,984 shares of Series A preferred stock (which preferred stock was subsequently split and converted into 18,567 shares of common stock at $21.50 per share on May 30, 2000 in connection with the Company's initial public offering). The Company received the cash proceeds from the stock purchase during April 1999. At March 31, 1999, a receivable of $499,000 has been recorded related to the employee stock purchases.

  Redeemable Preferred Stock

     At March 31, 2000, the Company had issued 1,320,128 shares of Series A preferred stock ("Preferred Stock"), which were converted into 3,070,174 shares of common stock issued and 3,067,309 shares outstanding. At March 31, 1999 the Company had issued 1,320,144 shares of Preferred Stock which were converted into 3,070,210 shares of common stock issued and 3,070,210 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Class A non-voting Stock

     At March 31, 2000 the Company had issued 4,120 shares of Class A non-voting common stock ("Class A Stock"), which were converted into 30,590 shares of common stock issued and 23,833 outstanding. At March 31, 1999 the Company had issued 4,120 shares of Class A Stock were converted to 30,590 shares of common stock issued and 30,293 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Stock Options

     In order to motivate and retain key employees, the Company established an incentive stock option plan. The Company measures compensation cost for this plan using the intrinsic value method of accounting prescribed by APB No. 25 "Accounting for Stock Issued to Employees." Given the terms of the plan, no compensation cost has been recognized for stock options granted under the plan. The incentive stock plan became effective on February 20, 1998, and on that date certain key employees were granted stock options. The options are exercisable over a ten-year period and generally vest over the following time period:

Year 1......................................................   33 1/3%
Year 2......................................................   33 1/3%
Year 3......................................................   33 1/3%

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following is a summary of stock option activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000:

                                                                           WEIGHTED
                                                                         AVERAGE PRICE
                                                               SHARES      PER SHARE
                                                               -------   -------------
Options outstanding, December 12, 1997 (inception)..........        --          --
  Options granted...........................................   223,821       $6.73
                                                               -------
Options outstanding, March 31, 1998.........................   223,821        6.73
                                                               =======
  Options granted...........................................    86,238        6.73
  Options cancelled.........................................   (46,697)       6.73
                                                               -------
Options outstanding, March 31, 1999.........................   263,362        6.73
                                                               =======
  Options granted...........................................    53,097        6.73
  Options cancelled.........................................   (43,252)       6.73
                                                               -------
Options outstanding, March 31, 2000.........................   273,207        6.73
                                                               =======

     As of March 31, 2000, under the incentive stock option plan the Company had 44,084 stock options available for grant.

     The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted-average assumptions:

Expected life..............................................   3 years
Interest rate..............................................      6.4%
Dividend yield.............................................        0%
Expected volatility of the Company's stock price...........        0%

     On a pro forma basis after giving effect to the fair value based method of accounting for employee stock compensation required by SFAS 123, compensation expense would have been approximately $8,000, $76,000 and $109,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

8. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $159,000, $493,000 and $473,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

9. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a major stockholder of the Company, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement is for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of the Company. The Company paid Castle Harlan Inc. $3,000,000, $750,000 and $3,000,000 during the period from December 12, 1997 (inception) through March 31, 1998 and the years

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

ended March 31, 1999 and 2000, respectively. The fee is recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

     As of March 31, 2000, 33,560 shares of common stock and 18,080 shares of preferred stock (which shares of preferred stock were subsequently split and converted to 42,046 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) held by certain officers of the Company were subject to certain repurchase requirements by the Company in the event of termination of the officer by the Company without "cause," disability or death as specified in the Stock Repurchase Agreement. The Company maintains an insurance policy to fund substantially all of its obligations in the event of disability or death.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of its Board of Directors (the "Director") $1,750,000 (a "finders fee") related to services provided by the Director for the Acquisition. Upon consummation of the Acquisition, $1,100,000 of the finders fee was issued to the Director as capital stock of the Company at $50 per share par value. The Company paid the remaining $650,000 of the finders fee in cash to the Director on March 4, 1998. In addition, the Company will pay the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement will automatically extend for one-year periods unless the parties elect to terminate the agreement. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997
(inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

     The Company also paid a closing bonus to an officer of the Company consisting of 7,424 shares of the Company's common stock, 4,000 shares of the Company's preferred stock, (which shares of preferred stock were subsequently split and converted into 9,302 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) both valued at $21.50 per share, and $100,000 cash for services performed in conjunction with the Acquisition prior to his employment.

10. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was approximately $43,000, $427,000 and $415,000, respectively. Commitments for future lease payments were not significant at March 31, 2000.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results, or cash flows.

     An environmental assessment (the "Assessment") of the operations, physical premises and assets of the Company was completed in connection with the Acquisition. In the event that remediation is undertaken by the Company, then pursuant to the stock purchase agreement, costs of such remediation shall be paid as follows: Tidewater, Inc. shall pay 75% of the first $4 million, 83.33% of the next $6 million, and 100% of the costs in excess of $10 million, although not to exceed the upper limit of the range in the Assessment. Tidewater, Inc. has disputed certain aspects of the Assessment, but has not disputed its obligation to reimburse the Company for actual costs incurred in remediating environmental conditions identified in the Assessment. The Company has recorded a provision of approximately $1,100,000 at March 31, 2000 for environmental remediation costs. The Company continues to further evaluate the Company's remediation requirements under existing laws, rules and regulations. Considering Tidewater's obligations pursuant to the stock purchase agreement, the Company continues to believe that any unrecorded remediation obligations will not have a material impact on its financial condition, results of

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

operations and cash flows. Should the Company incur remediation costs, a receivable from Tidewater, Inc. for the expected reimbursement based on the terms of the stock purchase agreement will be recorded. The unreimbursed portion of any such remediation costs will be charged against the Company's environmental remediation liability.

     At the time of the Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater, Inc. The agreement provides for potential additional amounts to be paid to Tidewater, Inc. upon a liquidity event, as defined in the agreement. The potential amount is based upon a formula related to accreted growth on Castle Harlan's initial investment above a certain growth rate which is compounded quarterly.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

11. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign based operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest expense and income taxes.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. The business was acquired as a unit (see Note 1 -- Organization).

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $ 83,577        $14,718       $25,258      $12,896    $136,449
Operating income (loss)...............     22,262          3,974           971       (1,049)     26,158
Depreciation and amortization.........     19,104          3,947           196        2,759      26,006
Capital expenditures..................     50,980          8,079           899           44      60,002
Identifiable assets...................    310,563         49,204        10,205       99,970     469,942

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $ 78,821        $ 6,778       $22,429      $21,470    $129,498
Operating income (loss)...............     22,394          2,483           949         (116)     25,710
Depreciation and amortization.........     15,626          1,020           161        2,507      19,314
Capital expenditures..................     48,428         17,293         2,123          237      68,081
Identifiable assets...................    311,490         16,093        11,421       98,987     437,991

     The following table presents sales and other financial information by industry segment for the period from December 12, 1997 (inception) through March 31, 1998 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $  8,407        $   652       $ 3,165      $   895    $ 13,119
Operating income......................      3,373            298           189          166       4,026
Depreciation and amortization.........      1,461             83            10            6       1,560
Capital expenditures..................      1,465            529            --           44       2,038
Identifiable assets...................    262,218         14,752         7,865       95,391     380,226

---------------

(a) Corporate and Other segment represents primarily corporate activities, part sales and services and all other items that could not be allocated to an identifiable segment. The segment principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the service that the Company provides to customers' natural gas compression units.

     Revenues include sales to unaffiliated customers. Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense. Identifiable assets are those tangible and intangible assets that are identified with the operations of a particular industry segment. Capital expenditures include fixed asset purchases.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended March 31, 2000 is as follows (in thousands):

                                           JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31
                                           -------   ------------   -----------   --------
Revenues.................................  $33,808     $34,988        $33,729     $33,924
Operating income.........................    5,966       6,632          6,697       6,863
Net loss.................................   (1,238)     (1,578)        (1,276)     (1,890)

13. SUBSEQUENT EVENT

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's preferred and common stock were converted and split into common stock. Accordingly, all of the Company's common stock other than Class A non-voting have been restated in the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

historical financial statements to give effect to such split. Also concurrently with the initial public offering, the Company entered into a new $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On September 15, 2000, the Company completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. All of the assumed debt and operating leases, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the 15 days from the date of the merger.

     On October 24, 2000, the Company and Universal announced the signing of a definitive merger agreement to acquire Weatherford Global Compression Services ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International will merge into Universal in exchange for 13.75 million shares of the Company's common stock, which will represent 48% of the outstanding shares of the combined company, and the assumption of approximately $300 million in debt and operating leases of WGC. The transaction will be accounted for under the purchase method of accounting. Weatherford International will acquire the interest of its minority partner in WGC as a condition to the closing of the transaction. Also, Weatherford International will retain approximately $40 million of WGC's assets, including its Singapore-based operations. The transaction is subject to various conditions, including approval of the Company's stockholders, the refinancing of the Company's and WGC's debt and leasing obligations, regulatory approvals and other customary conditions. Concurrent with the execution and delivery of the merger agreement, Weatherford, the Company and Castle Harlan and certain of its affiliates entered into a stockholders agreement that obligates the Castle Harlan parties to, among other things, vote in favor of the merger, which through their ownership and various voting agreements and voting trusts with several stockholders currently gives the Castle Harlan parties voting control of up to approximately 38% of the Company's voting stock. Although there can be no assurance the transaction will close, it is expected to be consummated by the end of December 2000 or in the first quarter of 2001.